Exhibit 99.26

Security Agreement

Pittsfield Mold & Tool, Inc. (herein called "Debtor") and Wentworth Capital, a division of Charter Financial, Inc., 530 Fifth Avenue, New York, NY 10036 (herein called "Secured Party") hereby agree as follows:

1. Debtor grants to Secured Party a security interest in the following (together, the "Collateral"):

A. All of Debtor's accounts (including, without limitation, all accounts receivable), contract rights, chattel paper, inventory, and general intangibles; and

B. All additions, substitutions, replacements and proceeds of the foregoing.

2. Said Security interest shall always secure: (a) all of Debtor's present and future indebtedness to Secured Party of every kind, including, without limitation, indebtedness arising in connection with any leases of personal property, loans and notes and whether or not such obligations are held by Secured Party or assigned to a third party assignee (in which case the assignee shall have the rights of Secured Party to the extent of the obligations so assigned); (b) all other existing debts and liabilities of Debtor to Secured Party; (c) all future advances made by Secured Party to or for the account of Debtor, including advances for rent, insurance, storage, repairs to and maintenance of the Collateral, taxes, and discharge of any other lien, security interest or encumbrance; (d) all other indebtedness, liabilities, undertakings and obligations, however created direct or contingent (including guarantees), arising or acquired by Secured Party, which Debtor may now or hereafter owe to Secured Party; (e) all costs and expenses incurred in the collection of any of the foregoing, including reasonable attorneys' fees, as hereinafter mentioned; and (f) without limiting any of the foregoing, all undertakings, guarantees, debts, liabilities and obligations of Debtor to Secured Party.

3. Until default hereunder, Debtor shall be entitled to possession of the Collateral, which shall be kept only at 10 Betnr Industrial Drive, Pittsfield, MA 01201.

4. Debtor warrants, covenants, and agrees that: (1) Debtor is the sole owner of the Collateral free from any lien, security interest or encumbrance (other than the lien of Berkshire Bank (the "Bank") and the lien of the Kirchner Family Nominee Trust (the "Trust") which lien is now and shall at all times be subordinate to the interests of Secured Party), has the right to grant Secured Party a security interest therein, and will defend the Collateral against the claims and demands of all persons; (2) Debtor shall not sell, lease, encumber, remove, conceal or grant or permit any further security interest in the Collateral, nor part with possession of any thereof, nor permit the same to be used for hire nor in violation of any law or ordinance; (3) Debtor shall maintain the Collateral in good condition and repair at Debtor's sole expense; (4) Debtor will pay all taxes levied on the Collateral, and will make due and timely payment or deposit of all Federal, State, and local taxes, assessments or contributions required by law and will execute and deliver to Secured Party, on demand, appropriate Certificates attesting to the payment or deposit thereof; (5) No financing statement covering the Collateral, or any part thereof, is on file in any public office (other than the financing statements of the Bank and the Trust), and Debtor's present or hereafter acquired Collateral is and shall not be or become subject to any purchase-money or other lien or security interest except in favor of Secured Party; (6) Debtor shall procure and maintain insurance on the Collateral for the full term of this security agreement, against the risks of fire, theft and such other risks as Secured Party may require (including the risk of collision in case any part of the Collateral is a motor vehicle) by insurers satisfactory to Secured Party, and shall deliver to Secured Party a fully paid policy or policies of insurance properly endorsed in favor of Secured Party. The Debtor hereby irrevocably appoints the Secured Party as its attorney-in-fact, to institute any action or proceeding necessary or proper for the recovery and collection of any moneys that may become due under the aforesaid policies of insurance and to discharge, compound or release any claims and to execute, acknowledge and deliver any instruments under said policies of insurance and further to endorse the name of the Debtor to any check, draft or other instrument given in payment or in liquidation of any claim under the said policies of insurance, and to perform every other act and thing under said policies of insurance; (7) Debtor will permit Secured Party to inspect the Collateral at any time; (8) Loss, theft, damage, destruction or seizure of the Collateral shall not relieve the Debtor from the payment of any indebtedness secured hereby; (9) The Collateral is not now and will not hereafter be so affixed to realty as to become a part thereof or a fixture except as may be set forth on the schedule annexed; (10) The execution and delivery hereof, if Debtor is a corporation, has been duly authorized by all necessary action of Debtor's directors and shareholders; (11) Secured Party is authorized to execute on Debtor's behalf and file, at Debtor's cost, such financing statements and other instruments or documents as may be necessary to perfect and protect Secured Party's security interest; and (12) In case of Debtor's default in performing any warranty, covenant or undertaking hereunder, Secured Party may (but shall not be obliged to) procure the performance thereof and add the cost thereof, with interest, to the indebtedness secured hereby.

5. The occurrence of any of the following events or conditions shall, at the option of Secured Party and without notice or demand, constitute an event of default hereunder: (1) Default in the due payment of any indebtedness secured hereby; or (2) Failure of Debtor to perform any covenant or undertaking on Debtor's part herein or in any other agreement now existing or hereafter made with Secured Party, or now or hereafter held by Secured Party; or (3) Breach of any warranty or falsity of any representation made by Debtor to Secured Party; or (4) Attachment or seizure of or levy upon the Collateral; or (5) Institution of any proceeding by or against Debtor or Debtor's business under any bankruptcy or insolvency statute, or Debtor's assignment for benefit of creditors, or the appointment of a receiver for Debtor or the Collateral, or the filing of a tax lien notice against Debtor by any taxing authority; or (6) Reasonable insecurity of Secured Party; or (7) Loss, theft, substantial damage, destruction, sale, encumbrance, concealment, removal, or forfeiture of the Collateral or any material portion thereof.

6. Upon the occurrence of any event of default, Secured Party may declare all Debtor's indebtedness secured hereby immediately due and payable, and thereupon Secured Party shall have the right to take possession of the Collateral and shall have all other rights and remedies of a Secured Party under the Uniform Commercial Code. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party shall give Debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or other intended disposition thereof is to be made. Debtor agrees that the requirements of reasonable notice shall be met if notice is mailed to Debtor at the address of Debtor shown above not less than five (5) days prior to the sale or other disposition. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. Secured Party is authorized to maintain, sell, or dispose of the Collateral on the premises of the Debtor. Secured Party's rights and remedies shall be cumulative and not alternative. Debtor agrees that Secured Party may be the purchaser at any public or private sale.

7. If Debtor defaults hereunder or if any of the Secured Party's rights hereunder are challenged or contested or if Debtor fails to make payment of any of its obligations when required of it, or fails to make any payment required by this Agreement or commits any breach of this Agreement, or any present or future supplement hereto, or any other agreement between Debtor and Secured Party and/or upon termination of this agreement, the Debtor will repay upon demand all of its obligations then owing to Secured Party, whether due or not, and in addition thereto upon the occurrence of any of the above contingencies Secured Party is hereby given the unqualified right to retain counsel for any of the following purposes (1) to protect its interest in this Security Agreement (ii) to protect, assemble, sell, or foreclose any of the equipment chattels, inventory, instruments, documents, chattel paper, general intangibles or other collateral now or hereafter pledged to it (iii) to collect any money which may become due under this or any other Security Agreement or any obligation from Debtor, or any guarantor, or anyone else against whom Secured Party may have any direct or contingent claim pursuant to the terms hereunder or pursuant to the terms of any guarantee or assignment or Security Agreement (iv) to otherwise seek in any manner to protect, defend and enforce Secured Party's rights hereunder or elsewhere contained, or collect any moneys or obligations due Secured Party from Debtor. If Secured Party retains counsel for any of the purposes aforementioned, Debtor agrees to pay reasonable counsel fees and such counsel fees and all disbursements incurred by Secured Party including but not limited to all costs, charges, premiums, fees of Court and Public officers and other disbursements and expenses incurred by Secured Party in connection with the enforcement, proceeding, collection, sale or suit involving any of the aforementioned purposes shall be paid by Debtor on demand; and the amount thereof shall be added to the indebtedness secured by this Security Agreement and shall be secured by the lien given Secured Party by this and any other security instrument in the same manner as if said amount were a part of the principal sum due from Debtor to Secured Party.

8. That the Debtor as further additional collateral security, by these presents assigns to the Secured Party all of the Debtor's present and future rights to any and all payments, checks and drafts, now made or hereafter to be made by any insurance company pursuant to any contract of insurance or indemnity now or hereafter in existence regardless of whether or not the Secured Party is named as Secured Party and/or Mortgagee, and/or Loss Payee in said present or future insurance policy or policies. The rights given to the Secured Party hereunder are coupled with an interest and cannot be revoked by the Debtor. Each present and future insurance carrier is hereby authorized and directed to make all payments, drafts and checks payable to Secured Party with the same force and effect as if the same were paid directly to the Debtor.

9. (a) That as further additional collateral security for the repayment of all present and future obligations of Debtor to Secured Party, the Debtor agrees that any security interest (including the security interest created hereunder) and/or mortgage and/or pledge of any property, whether of like or unlike nature, which Secured Party may now or hereafter have in, to and of any of Debtor's present or future property or assets, of any type or nature, shall at all times be and remain additional collateral for the prompt fulfillment by Debtor of all its present and future obligations hereunder or elsewhere contained.

(b) The words, "debts", "liabilities", "indebtedness", "obligations", or "undertakings", whether singular or plural, whether capitalized or not and whether used alone or collectively, whenever used herein shall be deemed to include without limitation all loans, advances, debts, liabilities, undertakings, obligations, guarantees, covenants and duties owing by Debtor to Secured Party or Secured Party's subsidiaries, of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation any undertaking, guarantee, debt, liability or obligation owing from Debtor to others which Secured Party or Secured Party's subsidiaries may have obtained by assignment or otherwise, and further including without limitation, all interest, fees, charges, expenses and attorneys' fees chargeable to Debtor's account or incurred by Secured Party or Secured Party's subsidiaries in connection with Debtor's account whether provided for herein or elsewhere or in any other agreement between Debtor and Secured Party.

10. This Security Agreement shall be made, construed and enforced according to the laws of the State of New York. Waiver of any default shall not constitute waiver of any subsequent or other default. All rights of Secured Party shall inure to the benefit of its successors and assigns, and all obligations of Debtor shall bind his or its heirs, executors, personal representatives, successors and assigns.

11. So long as Debtor is indebted to Secured Party, Debtor will make no loans, advances and guarantees to or for anyone, nor shall Debtor purchase the stock or assets of any other business, nor shall Debtor purchase any of its own stock without first obtaining the written consent of Secured Party. Furthermore, as long as Debtor is indebted to Secured Party, Debtor will not terminate any Security Agreement that it may now have or hereafter enter into with Secured Party. All security interests now or hereafter held by Secured Party, whether of like or unlike nature, shall always remain as collateral for all present and future obligations of Debtor to Secured Party and Secured Party shall be under no obligation to terminate any of its liens or security interests or surrender any collateral until all obligations of Debtor to Secured Party are paid to Secured Party in full. In the event of litigation over any matter connected with this Agreement or resulting from transactions hereunder, the right to a trial by jury is hereby waived by both parties.

12. Nothing herein contained shall be deemed to change, vacate, modify or terminate any of the obligations of Debtor to Secured Party, or extend the time of payment of any of said obligations wheresoever or however said obligations arise, or decrease or impair any rights or remedies Secured Party may have under any other lien or security instrument or any collateral therein mentioned.

13. The Debtor shall maintain a system of accounts established and administered in accordance with generally accepted accounting principles and practices consistently applied; and within thirty (30) days after the end of each fiscal quarter, deliver to Secured Party a balance sheet as at the end of such quarter and statement of operations for such quarter, and within one hundred and twenty (120) days after the end of each fiscal year, deliver to Secured Party a balance sheet as at the end of such year and statement of operations for such year, in each case prepared in accordance with generally accepted accounting principles and practices consistently applied and certified by Debtor's chief financial officer as fairly presenting the financial position and results of operations of Debtor, and, in the case of year end financial statements, certified, by an independent accounting firm acceptable to Secured Party

14. This Security Agreement shall be deemed to have been made in New York County, N.Y. and shall be governed by the laws of the State of New York except for local recording statutes. As part of the consideration for Secured Party executing this Security Agreement, Debtor agrees that all actions or proceedings arising directly or indirectly from this Security Agreement shall be litigated in courts having situs within the State of New York and the Debtor hereby consents to the jurisdiction of any local, state or federal court located within the State of New York and waives any claim that such forum is inconvenient, and further waives personal service of any and all process upon Debtor herein, and consents that all such service of process shall be made by certified mail, return receipt requested, directed to Debtor at the address hereinabove stated, and service so made shall be complete two (2) days after the same shall have been posted as aforesaid.

Dated: _______________________________

Pittsfield Mold & Tool, Inc.	Wentworth Capital, a division of Charter Financial, Inc.

By: _______________________________	By: __________________________________
Title:______________________________	Title:_________________________________

Security Agreement - Additional Collateral (Standard)